Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Financial Engines, Inc.:

We consent to the use of our report dated February 20, 2015, with respect to the consolidated balance sheets of Financial Engines, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

February 3, 2016